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                                                                       EXHIBIT 1


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                             MATERIAL CHANGE REPORT


              s. 85(1)(b) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                  s. 118(1)(b) OF THE SECURITIES ACT (ALBERTA)
                s. 84(1)(b) OF THE SECURITIES ACT (SASKATCHEWAN)
                    s. 75(2) OF THE SECURITIES ACT (ONTARIO)
                      s. 73 OF THE SECURITIES ACT (QUEBEC)
                  s. 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
                  s. 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)


ITEM 1.   REPORTING ISSUER:

          Breakwater Resources Ltd.
          Suite 2000
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE:

          October 30, 2002.

ITEM 3.   PRESS RELEASE:

          A press release regarding the material change was issued in Toronto, Ontario on October 31, 2002 through Canada NewsWire.

ITEM 4.   SUMMARY OF MATERIAL CHANGE:

          CanZinco Ltd., a wholly-owned subsidiary of Breakwater Resources Ltd., announced that the Nunavut Water Board ("NWB") approved the issuance of a water license (the "License"), on certain conditions, in connection with the closure and reclamation of the Nanisivik Mine in Nunavut. The NWB issued the License on the condition that CanZinco provide, on or before November 9, 2002, financial security in the amount of $17.6 million, $6 million of which has already been furnished, and that Breakwater guarantee the security. Breakwater has guaranteed the difference between the $6 million of security and CanZinco's estimated reclamation costs of $9.2 million. CanZinco will apply to the NWB for a reduction in the amount of security required pursuant to the License. CanZinco will make further submissions to the NWB when it has completed certain studies and reports. In the interim, CanZinco will request an extension of time to provide the financial security.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE:

          CanZinco Ltd., a wholly owned subsidiary of Breakwater Resources Ltd., announced that the Nunavut Water Board ("NWB") approved the issuance of a water license (the "License"), on certain conditions, in connection with the closure and reclamation of the Nanisivik Mine in Nunavut.

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          Operations at the Nanisivik Mine ceased on September 30, 2002 but reclamation activities continue. The License requires CanZinco to submit for approval certain studies and plans including a final closure and reclamation plan, a Phase II Environmental Site Assessment and Ecological Human Health Risk Assessment within six months. Work on these studies and others has already been initiated and it is anticipated that these studies will be completed before year end. The NWB has reserved the right to amend or vary the License upon review of the additional studies and plans.

          The Mine Site Reclamation Policy for Nunavut was issued by the Department of Indian Affairs and Northern Development Canada while the hearings on this matter were being conducted. The new policy asks the NWB to require licensees to furnish financial security for closure and reclamation activities based on a calculation of reclamation costs. The NWB in applying the new policy, issued the License on the condition that CanZinco provide, on or before November 9, 2002, financial security in the amount of $17.6 million, $6.0 million of which has already been furnished pursuant to the expired water license, and that Breakwater guarantee the security. Breakwater has guaranteed the difference between the $6.0 million of security and CanZinco's estimated reclamation costs of $9.2 million.

          In previous applications for renewal water licenses and other public documents, CanZinco had estimated the cost of Nanisivik's closure to be as high as $12.0 million, with that amount including severance and other payments made to terminated employees. The revised closure cost estimate of $9.2 million excludes severance payments and is based on a more detailed analysis of costs, incorporating information provided by third party contractors and outside consultants.

          To date, CanZinco has expended approximately $1.1 million on actual reclamation work at the site and has approximately $2.9 million of supplies and materials on site that are specifically designated for the reclamation exercise. The cost of work already completed as well as the purchase of materials earmarked for the reclamation are included in CanZinco's estimate of $9.2 million for closure costs.

          CanZinco will apply to the NWB for a reduction in the amount of security required pursuant to the License. In the Reasons for the Decision of the NWB, it recognizes that CanZinco knows the site better than the government consultant and has studies from test cells and cover designs, which the government consultant does not. CanZinco will make further submissions to the NWB when it has completed the required studies and reports. In the interim, CanZinco will request an extension of time to provide the financial security.

          CanZinco has also commissioned an independent "order of magnitude" valuation of the infrastructure and other assets in place at Nanisivik and is confident that the value of the site assets far exceeds the amount of security required by the NWB.

          This material change report contains forward-looking statements. When used in this report the words "anticipate", "believe", "intend", "estimate", "plans", "projects", "expect", "will", "budget", "could", "may", and similar expressions are intended to identify forward-looking statements. To the extent that this report contains forward-looking statements regarding operating results or business prospects please be advised that the actual operating results and business performance of the Company may differ

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          materially from that anticipated, projected or estimated in such forward-looking statements.

          Dollars amounts referred to herein are Canadian dollars.

ITEM 6. RELIANCE ON SECTION 75(3) OF THE SECURITIES ACT (ONTARIO) AND ANALOGOUS PROVISIONS:

          Not applicable.

ITEM 7.   OMITTED INFORMATION:

          Not applicable.

ITEM 8.   SENIOR OFFICER:

          Colin K. Benner
          President and
            Chief Executive Officer
          Breakwater Resources Ltd.

          Telephone: (416) 363-4798

ITEM 9.   STATEMENT OF SENIOR OFFICER:

          The foregoing accurately discloses the material change referred to herein.

          Dated at Toronto, Ontario as of the 6th day of November, 2002.

                                          /s/ Colin K. Benner
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                                          Colin K. Benner
                                          President and Chief Executive Officer
                                          Breakwater Resources Ltd.